UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2026

AUDDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40071	45-4257218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1680 38th Street, Suite 130
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 219-9771

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	AUUD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 24, 2026, Auddia Inc. (the “Company”) commenced a public offering for the issuance and sale of an aggregate of: (i) 1,405,006 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), (ii) pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 3,679,737 shares of Common Stock and (iii) accompanying warrants (the “Common Warrants” and together with the Shares and the Pre-funded Warrants, the “Securities”) to purchase up to 5,084,743 shares of Common Stock (the “Offering”). In connection with the Offering, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”). The offering price per Share and associated Common Warrant is $2.36 and the offering price per Pre-funded Warrant and associated Common Warrant is $2.36 minus $0.001, the exercise price of the Pre-funded Warrants.

The Pre-funded Warrants are immediately exercisable, have an exercise price of $0.001 and may be exercised at any time after the date of issuance. A holder of Pre-funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise.

Each Common Warrant has an exercise price per share of $2.36, is immediately exercisable and will expire on the earlier of the (i) consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 17, 2026, by and among McCarthy Finney, Inc., Auddia Merger Sub, Inc., Thramann Merger Sub LLC, Thramann Holdings, LLC, and the Company, as it may be amended from time to time, and (ii) five (5) year anniversary following the initial exercise date. A holder of Common Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the Purchaser, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise. The exercise price of the Common Warrants is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like. In addition, subject to the rules and regulations of the trading market, the Company may at any time during the term of the Common Warrant reduce the then current exercise price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

The Offering is expected to result in gross proceeds to the Company of approximately $12 million and excluding the proceeds, if any, from the exercise of the Common Warrants. The net proceeds to the Company from the Offering are expected to be approximately $10.9 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering, together with existing cash, cash equivalents and investments for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

Pursuant to an engagement letter, dated as of March 4, 2026, as amended April 23, 2026 (the “Engagement Letter”), by and between the Company and Dawson James Securities, Inc. (the “Placement Agent”), the Company has agreed to pay the Placement Agent a total cash fee equal to 7.0% of the gross proceeds received in the Offering. Pursuant to the Engagement Letter, the Company has agreed to certain restrictions on the issuance and sale of shares of the Company’s securities for a period of 90 calendar days after the closing of the Offering, subject to certain exceptions.

The Offering was made pursuant to a Registration Statement (No. 333-294887) on Form S-1, which was filed by the Company with the Securities and Exchange Commission on April 3, 2026, as amended on April 7, 2026, and declared effective on April 23, 2026, and a final prospectus dated April 24, 2026.

The form of Purchase Agreement, form of Pre-funded Warrant and form of Common Warrant, are filed as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the form of Purchase Agreement, form of Pre-funded Warrant and form of Common Stock Warrant do not purport to be complete descriptions of the rights and obligations thereunder and are qualified in their entirety by reference to the full extent of such exhibits.

2

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant.
4.2	Form of Common Stock Warrant.
10.1	Form of Securities Purchase Agreement by and among the Registrant and Purchasers dated April 24, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDDIA INC.

April 27, 2026	By:	/s/ John E. Mahoney
Name: John E. Mahoney
Title: Chief Financial Officer

4